Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ4 2022 Earnings Call Transcripts
Tuesday, March 14, 2023 9:00 PM GMT

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023

Call Participants

EXECUTIVES

Michael C. Willoughby
President, CEO & Executive Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES
Jackie Keshner

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q4 and full year 2022 results. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations Adviser, Jackie Keshner with Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Ms. Keshner for some introductory comments. Please go ahead.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President, CEO & Executive Director

Thank you, Jackie, and good afternoon, everyone. Our fourth quarter and full year 2022 results highlight the strong operational and financial momentum we continue to sustain in our business. We had a record year for PFS sales bookings and achieved our third straight year of record order fulfillment.

Our annual service fee equivalent revenue, or SFE growth of 7% came within our targeted guidance range and adjusting for $3.5 million in annual FX, SFE revenue impacts, SFE revenue would have increased by approximately 9%, which is at the upper end of our previously communicated targeted guidance range. Our estimated pro forma PFS stand-alone adjusted EBITDA percentage of SFE revenue growth of 8% also came within our targeted guidance range.

As a reminder, 2022 was a year of transition for our company. On the corporate level, we completed the accounting for our LiveArea transaction and successfully concluded transition services following the sale of LiveArea to Merkle. At the same time, we focused on executing our corporate restructuring plan to quickly reduce overhead costs in the business and improve our positioning for the strong opportunities and tailwinds in our core fulfillment business.

To cap off this work, we paid a $4.50 per share special dividend on December 15, returning approximately $110 million of capital from the LiveArea divestiture to our shareholders. These measures demonstrated our commitment to streamlining our organization and maximizing shareholder value.

While we've entered 2023 with our restructuring work largely complete, we continue to be focused on optimizing the business with the objective to drive down our public company cost as a percentage of SFE revenue, which we are projecting to be approximately 2% of SFE revenue for 2023. Our restructuring initiative and our focus on optimizing our business around our order fulfillment platform positions us to drive greater cost savings and operational efficiency going forward.

Rightsizing our corporate SG&A and maintaining a more traditional level of operating liquidity also enables us to provide a clearer, more transparent picture of our financial performance and remain open to additional strategic pathways towards creating shareholder value. Importantly, we can place an even greater emphasis on supporting our growth as a stand-alone platform and capturing the significant order fulfillment demand opportunities ahead of us.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
To this end, our core verticals of health and beauty, fashion and apparel, jewelry and collectibles and consumer packaged goods have remained generally resilient through Q4 of 2022 and into these early months of 2023. Further, Bain & Company's November 2022 luxury study projected that the global luxury goods industry is expected to continue expanding this year through 2030 off the heels of a strong sales year for personal luxury goods in 2022.

In addition, the international luxury consumer base is expected to grow from 400 million consumers in '22 to 500 million in 2030. This growth is buoyed by increased participation from millennial and Gen Z consumers as well as particular sales strength among U.S. consumers.

From a product perspective, sales across all luxury categories are estimated to have recovered to their pre-pandemic 2019 levels or better with Bain noting that these categories have stayed largely immune to rising interest rates, a slowing economy and high inflation.

With our focus on premier brands and products, we believe we remain well positioned to continue benefiting from these tailwinds. Coming off our record annual bookings and order fulfillment performance in 2022, we are seeing strong early demand indications for our order fulfillment platform. Zach will offer some additional perspective on our performance and our outlook later in the call, but I am proud of the momentum we have maintained among new and existing clients.

Looking towards 2023, we have enjoyed a very strong start to the year. Based on the first 2 months of the quarter, we currently expect order fulfillment levels to be up at least 5% to 10% compared to Q1 of 2022. Without the significant unmitigated wage pressures we experienced in the year-ago quarter. Based on this strong start, a robust sales pipeline and continued strong consumer and fulfillment service demand across our core verticals, we are targeting 2023 PFS annual SFE revenue growth in the range of at least 5% to 10%. And we are optimistic that we can achieve SFE revenue growth at the upper end of this targeted range.

From a profitability perspective, we continue to expect our 2023 total company consolidated adjusted EBITDA to be substantially more aligned with the current size and focus of our business. As a percentage of SFE, we thereby are targeting our annual total company consolidated adjusted EBITDA to be within the range of 6% to 8%, inclusive of our remaining public company costs. Excluding the public company costs of approximately 2% of SFE revenue, we are targeting total company adjusted EBITDA as a percentage of SFE to range between 8% to 10% in 2023.

We believe returning to a focus on total company adjusted EBITDA as a primary financial metric -- in addition to service fee revenue is appropriate for our restructured and optimized business in 2023. We also believe our estimates of total company adjusted EBITDA, net of the remaining public company costs will still provide an appropriate comparison to the estimated pro forma PFS stand-alone adjusted EBITDA margin metric we have been providing over the past 2 years.

Overall, we believe we are entering 2023 from a position of strength. We expect to leverage our more streamlined operational and financial foundation to support ongoing client growth, and we believe this strengthening position will also allow us to continue to evaluate strategic alternatives with Raymond James with a strong priority on maximizing value for our shareholders amidst an admittedly challenging M&A market. We continue to target completing this review process in 2023.

Before we provide additional color on our progress and our strategic objectives in the year ahead, I'm going to turn the call over to Tom to discuss our fourth quarter and full year financial results in greater detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike. As you will see in our non-GAAP PFS presentation, our Q4 2022 service fee equivalent revenue, or SFE revenue increased 4% to $65.6 million compared to $63.1 million during the year ago period. The increase was primarily driven by growth across both new and existing clients. This was partially negatively impacted by certain client launches that were delayed during the quarter due to later inventory deliveries as well as by foreign currency declines in Europe and Canada. Excluding foreign currency impacts, SFE revenue would have increased by approximately 6% relative to the year ago period.

Our full year 2022 service fee equivalent revenue, or SFE revenue, increased 7% to $200.3 million compared to $187.7 million during 2021. For 2022, our full year foreign currency impacts amounted to approximately $3.5 million. Excluding these impacts, SFE revenue would have increased by approximately 9% to $204 million, which would have taken us into the upper end of our annual guidance range for service fee equivalent revenue growth. We expect foreign currency impacts to remain a headwind for our revenue performance, at least over the next quarter and are closely monitoring developments on this front.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
As we disclosed in January, our strong Q4 and peak period fulfillment performance also occurred against the backdrop of normalizing client promotional cycles. With more brands choosing a more traditional promotional cycle in which promotional activities slowed following Cyber Week and through the end of Q4, our fulfillment volumes subsequently decreased to levels that were more comparable to 2018 and 2019 than to the elevated periods of 2020 or 2021. While our annual SFE revenue growth still came within our targeted range, the return of these pre-pandemic dynamics negatively impacted our year-over-year comparisons.

Finally, Q4 2022 also marked our first quarter with no product revenue following the discontinuation of our product revenue model with Ricoh, after the distributor agreement with them was terminated earlier in the year. We expect product revenue to be ultimately eliminated from our P&L going forward, which, along with moving past the discontinued operations presentation of the divested LiveArea business will allow us to then discontinue the term service fee equivalent revenue going forward. This transition is in line with our commitment to clarifying and streamlining our financial presentation over the longer term. And we believe it will minimally impact our comparative consolidated adjusted EBITDA results.

Our 2022 Q4 gross profit margin was approximately 23% of PFS service fee revenue compared to a gross profit margin of approximately 24% in the year ago period. This year-over-year decrease primarily reflects the impact of reduced higher-margin non-fulfillment-related service fee revenue, such as technology-related services and project activity. We continue to benefit from increased productivity and our implementation of several client contract pricing adjustments in 2022, which began taking effect late in Q2 and early Q3.

In fact, our gross margins continue to increase on a sequential basis throughout calendar year 2022 as we gained further impact from these initiatives. Yet as more of our service mix comprises our core fulfillment activities, we believe our gross margins will continue to be closely aligning with the typical range of these services, which is generally between 20% and 25%.

As Mike mentioned, we achieved substantial completion of our corporate restructuring plan by the end of 2022, which marks a significant milestone. We have had this plan underway since August 2021 and the major initiatives we had completed by year-end are estimated to have resulted in total ongoing annual cost savings of approximately $9 million.

Our remaining restructuring work this year is primarily related to incremental streamlining of certain corporate support activities, including areas where we utilized a higher level of contractor resources in 2022 to help us complete our challenging financial and tax reporting processes related to the LiveArea divestiture. We will continue working to align our cost structure more closely with our smaller business model post the LiveArea transaction. As such, we aim to drive additional savings and implement further productivity improvements, SG&A and corporate overhead cost reductions where possible in 2023.

Our consolidated adjusted EBITDA from continuing operations in the fourth quarter of 2022, increased 10% to $5.6 million compared to an adjusted EBITDA of $5.0 million in the year ago period. Our full year 2022 actual consolidated adjusted EBITDA from continuing operations increased 67% to $5.0 million compared to an adjusted EBITDA of $3.0 million in the year ago period. The increases reflect the continued benefits of our client growth and our ongoing cost reductions and restructuring initiatives partially offset by the gross margin impacts I discussed earlier.

Our capital expenditures for PFS in Q4 were approximately $2.9 million, giving us annual total capital expenditures of approximately $10.4 million for 2022. As we further support new contracts and the growth of our fulfillment network, we currently expect our total 2023 capital expenditures to range between $8 million to $10 million.

Our liquidity position as of December 31, 2022, includes over $30 million of cash and less than $100,000 in debt. The sequential decrease in our cash balance relative to Q3 primarily reflects the issuance of our $4.50 per share special dividend on December 15, 2022. This special dividend returned approximately $110 million of excess cash from our LiveArea divestiture to eligible shareholders with approximately $102 million of the special dividend paid out in December, and the remainder carried as a dividend payable on our balance sheet related to various equity awards. We believe the special dividend represented the optimal pathway to return capital to our shareholders before year-end 2022.

With the issuance of the dividend significantly complete, we believe that we can best see our strategic review process to completion this year and support the continued growth of our business by maintaining a reasonable level of operating cash and establishing a traditional finance facility.

With the recent news regarding the U.S. banking environment, it is important to note that a significant portion of our excess cash over normal daily operating cash requirements in the U.S. is maintained in U.S. treasury-backed overnight securities. We believe all other cash balances are maintained with strong banking partners.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
As Mike mentioned, we are targeting our calendar year 2023 service fee equivalent revenue growth to be within the range of at least 5% to 10% growth range. This is driven by the ongoing strength of demand for our fulfillment services and sustained growth tailwinds across our core client verticals, which we believe will allow us to achieve growth in the upper end of this range.

We also expect annual total company consolidated adjusted EBITDA to be within the range of 6% to 8% as a percentage of service fee revenue, inclusive of our remaining public company costs. Excluding our estimated public company related costs, we expect total company adjusted EBITDA as a percentage of service fee revenue to range between 8% to 10% in 2023. This latter metric is comparable to the estimated PFS pro forma stand-alone adjusted EBITDA percentage of service fee revenue we have previously disclosed, which measures our estimated adjusted EBITDA profitability for the PFS business as if it were operating in a nonpublic environment without certain current corporate overhead costs.

A few more comments regarding our calendar year 2023 guidance.
1. We expect to continue to be in the mid-range of our service fee gross margin percentage guidance range of 20% to 25%.
2. We expect our annual depreciation expense to be between $7.5 million to $8.5 million.
3. We expect our recurring stock compensation expense to be between $4 million to $5 million.
4. As we indicated, we expect our total annual service fee revenue growth to be between 5% to 10% in calendar year 2023.

From a quarterly standpoint, due to the ongoing impact of foreign currency rate headwind in the first part of the year, the timing of our new client implementations as well as changes in our call center activity that Zach will discuss later, we expect to be somewhat below this range in the March quarter and then followed with stronger growth as the year progresses.

I will now turn the call over to Zach to review our 2022 operational progress and our 2023 objectives. Zach?

R. Zach Thomann
Executive VP & COO

Thanks, Tom. PFS executed at high levels for our clients throughout 2022, setting several new company records during the fourth quarter and the full year. As we've previously disclosed, we achieved a record year in new sales bookings, recording 31 bookings worth an estimated $44.9 million in annual contract value, or ACV. We had already eclipsed our previous full year bookings record before Q4, and we recorded 5 additional new bookings worth an estimated $8 million in ACV before the end of the year. With the diligent work of our sales team and the strong demand for our brand-centric multinode fulfillment services, our record sales performance has given us solid visibility for our targeted service fee revenue activity as we enter 2023.

We also set our third consecutive year of record fulfillment volume, demonstrating the quality and agility of our platform. Our order fulfillment volume in Q4 of 2022 surpassed our previous quarterly fulfillment record in Q4 of 2020 and our Thanksgiving week and Cyber Week order fulfillment volumes also surpassed our previous comparable 2020 records.

During Cyber week alone, we eclipsed our previous single day records of orders fulfilled 4 separate times, and we supported multiple clients who achieved record revenue days. We are immensely proud and extend gratitude to our entire PFS team for their work to support our clients' success, especially during the peak season.

Our momentum through the end of 2022 and into this year reflects the flexibility of a multinode fulfillment approach as well as the enduring tailwinds among the premium brands we serve within our core verticals. Deploying a multinode fulfillment operation for several large clients helped us maximize our available labor pool in each geography and achieved record daily volumes during peak season.

With consumer demand remaining strong for premier and luxury brands in our primary client verticals, as Mike described earlier, we were able to facilitate strong growth in new client additions and existing client renewals from the start of 2022. The combination of our new client wins with the existing client performance drove our record order fulfillment volumes and solidified our multinode strategy as a sustainable growth model.

As we enter 2023, PFS now serves over 100 brands across our total client base compared to 68 brands in 2018, and we now have 18 of those brands shipping from multiple PFS fulfillment centers compared to just 15 in 2021. As we progress further into 2023, we will continue working to convert client prospects and our sales pipeline to client launches, and we are seeing promising early indications for both pipeline conversions and new sales opportunities so far this year.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
We also remain focused on continuing to execute on our 3-pronged growth strategy, which comprises of the following initiatives: number one, expanding our multinode fulfillment strategy to better serve our clients' customers; two, converting our strong sales pipeline for continued growth; and three, driving our fulfillment as a service product offering to allow for more dynamic and flexible fulfillment networks.

To address our expanding fulfillment network, we quickly grew utilization of our second fulfillment center in the Las Vegas area, which is in North Las Vegas, Nevada, as we leverage this additional capacity to further support our West Coast clients during peak season. We reached over 75% utilization of this facility by the end of 2022.

Launching this facility and ramping it to peak level volumes in the first few months of operation continues to underscore our team's agility, which uniquely positions PFS as a scalable brand-centric order fulfillment platform. Further, we remain on track to grow our fulfillment footprint even further this year.

Our previously announced second Dallas Area fulfillment center is scheduled to open in early Q3. We expect this facility to expand our Southwest fulfillment capacity, offer flexible customer service agent models and afford a hybrid work environment for our DFW-based team members following the disposition of our Allen, Texas headquarters location last year.

As we announced in our 2022 order fulfillment press release in January, we are also exploring new fulfillment space in the United Kingdom. This new space will provide additional support to our European clients in conjunction with our existing fulfillment center in Southampton, U.K. We continue to see opportunities for growth and market share expansion in this geography and expect to provide further updates in the coming quarters.

In terms of our pipeline and current client demand, we have continued to capitalize on growth tailwinds across our core verticals. In particular, we are seeing double-digit growth in health and beauty as well as jewelry and collectibles even relative to the growth we generated during 2020. And many of our new sales opportunities are within the health and beauty category.

Within our client base, premium and luxury brands have benefited from strong consumer demand tailwinds, and we have continued to see these trends persist into the year. Many branded manufacturers that offer premier luxury experiences have been investing in their e-commerce channel and benefit from our partnership on this front as they support their e-commerce sales growth.

As Mike mentioned earlier, younger generations of consumers are becoming significant participants in the luxury market with many of these customers placing a strong premium on having tailored and convenient shopping experiences. These expectations extend to how their orders are fulfilled as well as their unboxing experience and our focus on efficient, highly branded fulfillment services allows our clients to meet this need for their customers.

Within our existing engagements and pipeline, we've continued to address strong demand for our shared business-to-business and direct-to-consumer multinode fulfillment services. Our pipeline opportunities and recent sales efforts are largely skewed towards fulfillment and transportation services with static demand from our contact center services.

We expect to also experience commoditization of our contact center services with a shift towards lower-cost offshore markets and offsets in revenue due to an increasing adoption of AI-based technologies, and we expect some churn within our existing client programs related to customer contact center services.

The mix shift towards a robust fulfillment and transportation-led sales pipeline first appeared at the height of the pandemic and is continuing to fuel double-digit growth within that service line. This pattern, coupled with the emergence of multinode business-to-business and direct-to-consumer opportunities has helped drive a higher ACV per booking.

Off the heels of our record sales bookings year in 2022 and strong Q4 bookings, we have immediately begun implementing new clients at the top of the year as we continue to quickly convert our new sales bookings into new client launches. Across our business, we have worked to further strengthen our ability to deliver a flexible fulfillment platform for both new and existing clients as we recognize the constantly evolving consumer consumption patterns.

Our Fulfillment-as-a-Service products continue to demonstrate innovation in our sales cycle and give us the ability to quickly launch and scale new client engagements. These capabilities in conjunction with our focus on growing our fulfillment capacity in a brand-forward manner, allow us to be an agile partner to premium established and emerging brands alike.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
As Mike indicated in his opening comments, we are off to a great start in 2023. With 2 months of impressive increases in fulfillment levels compared to January and February of 2022 and without the drag on margins from the unmitigated wage pressures in the year ago quarter. We believe this strong start to 2023 and the progress we have made over the past year to streamline our organization positions us to grow as quickly as opportunity will allow in 2023. I look forward to wrapping up the March quarter and sharing more details about the quarter and business updates in about 2 months. With that, I will now open the call up for Q&A.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
Question and Answer

Operator

Thank you, sir. [Operator Instructions] The first question that we have is coming from George Sutton of Craig Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

This is Adam on for George. Really encouraging to hear that 2023 is off to a strong start. I'd love if you could provide a little more detail on exactly what you're seeing. And in particular, are there any pockets of weakness are you seeing? Or is it pretty much green across the board?

Michael C. Willoughby
President, CEO & Executive Director

So, I'll comment a little bit and then pass it over to Zach for some details. But the reference we made was from the first 2 months of the year. We're halfway through the third. What we've seen pretty consistently is strong fulfillment volumes throughout our network. And part of that is the multinode network kicking into gear. We've got some new client launches that launched in the last half of last year and even some that are launching in the first quarter of this year that are contributing as well. Zach, I'll let you comment on the consistency there. I don't know that we necessarily have any yellow flags or any concerns, but I'll let you comment.

R. Zach Thomann
Executive VP & COO

No, I think the year is off to a phenomenal start as we tried to indicate. As we look at it, if you ask anything to look out for, we try to give a lot of commentary around where we're seeing some decline in revenue as a total percentage in the contact center. And what I mean by that is primarily the amount of contracts that are coming in at customer contact centers are declining as a function of total orders, and that's really driven by a lot of AI-based technologies coming into the fold. In addition to that, we still see FX as a little bit of a headwind for us at least for the first part of the year, which we also called out and highlighted in the script.

Michael C. Willoughby
President, CEO & Executive Director

Adam, one of the things that you'll see is some of these other non-fulfillment revenue streams are not increasing at the same percentage as fulfillment, we're experiencing churn as in the case of the contact center services or in technology-related services that's going to unveil the higher growth rate in the fulfillment and transportation segment that we're currently seeing. As we look towards '23, you should expect quarter after quarter to start to see those growth rates in the core business show up in our overall growth rates. Glass half full explanation on the lower rate of growth with some of the non-core services.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

And how would you quantify the headwind, the non-fulfillment revenue provides to the overall growth?

Michael C. Willoughby
President, CEO & Executive Director

So, you're going to see this year there's a drag on the percentage growth, overall growth. And while we're very comfortable with the 5% to 10% range with the performance towards the top end of that, if you were to factor in the stability or decline as a percentage of overall revenue of these other segments, you see a double-digit growth rate from the core business.

Operator

[Operator Instructions] This concludes the Q&A session. I would like to turn the call back over to Mr. Willoughby. Please go ahead, sir.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023
Michael C. Willoughby
President, CEO & Executive Director

Thank you, Lisa. I'd like to thank everyone that attended the call this afternoon. As always, Tom, Zach and I are available to take calls or Zoom meetings. And we also look forward to seeing you in just about 60 days with our updates from this quarter. As we said, we're starting off with a strong quarter, so we're looking forward to that time with you in 2 months.

Operator

Ladies and gentlemen, this does conclude today's conference. You may disconnect your lines at this time. Thank you for your participation, and you all have a good evening.

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PFSWEB, INC. FQ4 2022 EARNINGS CALL | MAR 14, 2023

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